Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements of Luda Technology Group Limited and its subsidiaries (collectively the “Company”) on Form F-3 of our report dated on May 15, 2026, with respect to our audits of the consolidated financial statements, appearing in the Annual Report on Form 20-F of the Company filed on May 15, 2026, as amended by Amendment No. 1 on Form 20-F/A filed on June 26, 2026 and Amendment No. 2 on Form 20-F/A filed on July 6, 2026, for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

August 20, 2026